Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:

Zachary C. Parker, President and Chief Executive Officer	(Investor Relations)
John E. Kahn, Chief Financial Officer	Donald C. Weinberger/Adam Lowensteiner
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
1776 Peachtree Street, NW	212-370-4500
Atlanta, GA 30309	don@wolfeaxelrod.com
866-952-1647	adam@wolfeaxelrod.com

Christy N. Buechler, Marketing & Communications Manager (Media)
TeamStaff, Inc.
404-985-8818
christy.buechler@teamstaff.com

TEAMSTAFF ANNOUNCES AMENDED CREDIT FACILITY WITH LENDER

- New Amendment Has Potential of a 100% Credit Limit Increase to Total of $6 Million -

Atlanta, Georgia — May 22, 2012 — TeamStaff, Inc. (NASDAQ: TSTF), a leading healthcare and logistics services provider to the Federal Government, including the Departments of Defense and Veterans Affairs, announced today that its subsidiary, DLH Solutions, Inc., has signed an amendment with its primary lending institution, Presidential Financial Corporation. Under this amendment, it will now have the borrowing potential of up to $6 million, an increase of up to 100% from the existing $3 million limit.  The increase above the current credit limit is subject to the lender’s discretion and the Company receiving certain approvals.

Tom Matthesen, Chief Executive Officer of Presidential Financial stated, “We are pleased to be able to further support DLH Solutions, which has been an excellent partner to work with during our nearly two year relationship. We understand its corporate vision for growth and focus as a leading healthcare, logistics and staff augmentation service provider to the U.S. government.  We are glad we can assist in supporting DLH’s strategic initiatives with these additional capital opportunities.”

DLH’s President and Chief Executive Officer Zachary Parker stated, “We appreciate our relationship with Presidential Financial and are pleased with this line of credit expansion, which helps in better positioning us to be able to compete for and start-up larger government contracts that are within our strategic lines of business.”

About TeamStaff, Inc.

TeamStaff Inc. (Nasdaq: TSTF) serves clients throughout the United States as a full-service provider of healthcare, logistics, and technical support services to DoD and Federal agencies.  The company recently gained approval from shareholders to change TeamStaff, Inc.’s corporate name to DLH Holdings Corp., which the company intends to implement subsequent to the conclusion of the rights offering that it is currently conducting. For more information, visit the corporate web site at www.dlhcorp.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements. These statements relate to future events or TeamStaff’s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans” (and similar expressions) should be considered forward looking statements. There are a number of important factors that could cause TeamStaff’s actual results to differ materially from those indicated by the forward looking statements. including those factors described under “Risk Factors” in the Company’s prospectus included as part of the Registration Statement on Form S-1 filed by the Company in connection with the Rights Offering and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  TeamStaff undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

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